                               AGREEMENT OF SALE


      THIS AGREEMENT OF SALE (this "Agreement") is made and entered into by and among MHM SERVICES, INC., a Delaware corporation (hereinafter referred to as "Seller"), and POUDRE VALLEY HEALTH CARE, INC., a Colorado corporation (hereinafter referred to as "Purchaser").

      In consideration of the agreements herein contained, the parties agree as follows:

      1. Conveyance. Seller agrees to sell and convey and Purchaser agrees to purchase and take title to that certain parcel of real estate commonly known as Mountain Crest Behavioral Healthcare System lying and being in Ft. Collins, Colorado, and being more particularly described in Exhibit A attached hereto, including all improvements, fixtures, rights, privileges, easements, hereditaments and appurtenances thereto, together with all right, title and interest of Seller in and to the land lying in the bed of any street, road, avenue or alley, open or proposed, public or private, in front of or adjoining said property to the center line thereof (hereinafter collectively referred to as the "Property"). The Property shall include all fixtures, furnishings, equipment, and other assets comprising the facility known as Mountain Crest Behavioral Health Care System located at 4601 Corbett Drive, Fort Collins, Colorado (the "Facility"), but excluding equipment owned by HHG Colorado, Inc., not to exceed a value of $50,000.00. The Property shall include the medical records of the hospital which Purchaser agrees shall be maintained in conformity with applicable laws and regulations, including those of patient confidentiality and patient access. At "Closing" (as defined below), Seller and Purchaser shall mutually agree upon an allocation of the "Purchase Price" (as defined below) among the various items of real and personal property constituting the Property being conveyed under this Agreement.

      2. Liabilities. At Closing, Seller will have paid or reserved adequate funds to pay all accrued liabilities, whether or not then due and payable. All outstanding leases, subleases, management contracts, medical director contracts, medical staff relationships and any other agreements affecting the operation of the Facility will be surrendered and canceled except: (i) those agreements which, by their terms are not cancelable as of the Closing, which agreements and the liabilities arising thereunder shall be assumed by Purchaser; and (ii) those agreements and medical staff relationships which may not be terminated without jeopardizing the care then being rendered to patients, unless Purchaser makes adequate arrangements for the substitution of such agreements and relationship with the patient's consent, as necessary. Seller shall be responsible for all other liabilities not specifically assumed by Purchaser, and Seller hereby agrees to indemnify and hold Purchaser harmless as to all such liabilities. At Closing, employees of the hospital who are represented by the Seller as "at will" employees will become "at will" employees of the Purchaser.

      3. Purchase Price and Payment. The purchase price of the Property (hereinafter referred to as the "Purchase Price") shall be the sum of $5,320,000, which Purchase price shall be paid as follows:

         3.1. Earnest Money. A deposit of $532,000 (hereinafter referred to as the "Earnest Money") has been paid by Purchaser upon execution of that certain Letter of Intent between the parties. The Earnest Money shall be applied to the cash portion of the Purchase Price due at Closing. This deposit, to be referred to as the "Earnest Money Deposit" is refundable only to the extent the transaction does not close due to: (1) conditions, not previously known or apparent, discovered during the due diligence examination which cannot or will not be cured by Seller or waived by Purchaser; or (2) the inability of either party to satisfy all the conditions of paragraph 13. If, through no fault of Purchaser this transaction does not proceed to Closing, Seller agrees to refund within ten (10) business days the Earnest Money Deposit. Refund of the Earnest Money Deposit shall be in the form of check or certified funds.

         3.2. Remainder of Purchase Price. The balance of the Purchase Price, less credit for the Earnest Money and such other credits, prorations and adjustments as are provided herein, shall be paid at Closing by certified funds or wire delivery of funds through the Federal Reserve System to an account designated in writing by Seller.

      4. Closing; Deed. This transaction shall be closed by delivery by Seller to Purchaser of a properly executed special warranty deed as described in paragraph 6 below (hereinafter referred to as the "Deed") conveying the Property, against receipt by Seller of the Purchase Price and upon performance of all of the other obligations incurred under this Agreement, at the offices of Mt. Crest Hospital, or at such other location in Ft. Collins, Colorado as may be chosen by Purchaser, at a specific time and date selected by Purchaser (hereinafter referred to as the "Closing Date") giving notice thereof to Seller at least five (5) days prior to the selected time. Provided, in no event shall Closing be later than thirty-five (35) days after the Date of This Agreement, subject to adjournment by Seller to permit Seller to remove title objections under paragraph 7 hereof. Patients in the Hospital as of the date of Closing will be discharged from the care of MHM of Colorado, Inc., and readmitted to the care of Purchaser, effective as of 12:01 a.m. the day after Closing.

      5. Consulting Agreement. At Closing, Purchaser and Seller shall enter into a consulting agreement in the form attached as Exhibit C for a period of one year beyond the Closing date for $50,000 per month. Under this contract, Seller will provide the same level of management support services to Purchaser as it has provided to the Facility under its ownership

      6.    Warranties of Seller.

            6.1 At Closing, Seller shall convey "good and marketable, fee simple title" to the Property to Purchaser, subject to the following exceptions (hereinafter referred to as the "Permitted Exceptions"):

                (a)   Liens for ad valorem taxes not yet due and payable;

                (b) The standard printed exceptions as set forth in the "Title Policy" (as hereinafter defined);

                (c) Those exceptions shown on Exhibit B attached hereto and by this reference made a part hereof (which are the title exceptions appearing in Seller's existing owner's title insurance policy); and

                (d) Any other title exceptions discovered and waived by Purchaser as hereinafter provided.

"Good and marketable, fee simple title" shall be such title as is acceptable to and insurable by Chicago Title Insurance Company or a similar national title underwriter (hereinafter referred to as the "Title Company"), at standard rates on American Land Title Association Owner's Policy Form B-1992 (hereinafter referred to as the "Title Policy") free and clear of all exceptions except the Permitted Exceptions.

            6.2. Seller, without inquiry or investigation, represents that it has no actual knowledge of: any pending, threatened or contemplated condemnation, assessment, or similar proceedings affecting the Hospital; any defaults under any agreements affecting the Hospital; any litigation pending, threatened or contemplated, affecting title to the Hospital; any violations or noncompliance with any applicable codes, laws, orders, rules or regulations, federal or state, relating to building, fire, safety, environment, sanitation, or zoning; the presence of any hazardous substances, asbestos, or asbestos containing materials (as defined in 40 C.F.R. 61.141), solid wastes, or other substances known or suspected to pose a threat to health or the environment.

            6.3. Seller represents and warrants to Purchaser that all financial information provided by Seller (or its subsidiary, MHM of Colorado, Inc.) to Purchaser is complete and accurate in all material respects.

            6.4. Seller has taken all requisite actions and obtained all required approvals necessary for the consummation of the transaction and has full authority to consummate the Transaction contemplated.

      7.    Title Objections.

            7.1. Purchaser shall have twenty (20) days after the Date of This Agreement in which to search title to the Property and in which to furnish Seller with a written statement of any title objections affecting the marketability of said title other than the Permitted Exceptions. Should Purchaser fail to notify Seller of any such title objections within the aforesaid time period, Purchaser shall be deemed to have waived all objections to the title to the Property. Seller shall have twenty (20) days after receipt of such written objections (hereinafter referred to as the "Title Cure Period") in which Seller shall in good faith endeavor to satisfy or correct (but shall not be obligated to cure) all such valid title objections. In the event Seller fails to satisfy or correct all valid title objections within the Title Cure Period, Purchaser shall, by written notice to Seller given within five (5) days after the expiration of the Title Cure Period, elect one of the following: (a) to waive such title objections and to close the transaction on or before the later of (i) the Closing Date, or (ii) three (3) days following such notice, accepting the Deed subject to such title objections and without reduction of the Purchase Price, except that liens affecting the Property which were created or allowed by Seller and which are dischargeable by the payment of money shall be paid at Closing out of the Purchase Price if this option is elected; or (b) to cancel this Agreement and receive a refund of the Earnest Money, in which event neither Seller nor Purchaser shall have any further rights, duties or obligations under this Agreement, and the lien or right, if any, of Purchaser against or to the Property shall wholly cease. Seller shall not be required and is not obligated hereby to bring any action or proceeding or otherwise to incur any expense to render the title to the Property free of any liens, leases and encumbrances except to the extent any such liens, leases and encumbrances are in conjunction with requirements listed in paragraph 6 above. The acceptance of the Deed by Purchaser shall be deemed to be full performance of and discharge of every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those (if any) pursuant to any provision hereof which are herein specifically stated to survive the Closing. Deeds to secure debt encumbering the property which are to be paid by Seller from the Purchase Price at the Closing shall not constitute valid title objections.

         7.2. Seller shall deliver to Purchaser any copies of the instruments, notices, agreements, items of record, or other documents referred to in Exhibit B which Seller has available. In the event that Purchaser determines the "Permitted Exceptions" as defined in paragraph 6.1(c) above are not acceptable to it, within the time period specified in paragraph 7.1, Purchaser shall have the right to object to such matters, as set forth in paragraph 7.1.

      8. Survey. Purchaser or its agents or designees shall have the privilege of going on the Property prior to Closing to make surveys, soil tests, environmental tests, hydrological studies, and other tests and inspections of the Property. Any survey shall be performed by a Colorado Registered Land Surveyor selected by Purchaser, a Purchaser's sole expense, with the survey so made indicating the number of acres comprising the Property to the nearest one-hundredth of an acre (hereinafter referred to as the "Survey"). Purchaser hereby covenants and agrees to indemnify, defend and hold Seller harmless from any loss, liability, cost, claims, damages, demands, actions, causes of action, liens, claims of lien and suits resulting from Purchaser's activities under this paragraph except and unless such loss, liability, damage or claim is the result of Seller's negligence. The preceding indemnity shall survive the termination, rescission, cancellation and consummation of this Agreement. The Purchaser shall promptly restore the Property to its condition on the date hereof to the extent practicable after all such tests or surveys, with Purchaser's obligation so to restore to survive any termination of this Agreement. The legal description to be used in the Deed shall be the legal description attached hereto as Exhibit A. If Purchaser so desires, Seller shall execute a quitclaim deed conveying the Property pursuant to a legal description prepared from the Survey.

      9. Closing Costs. Each party will pay its own legal, accounting and other fees and expenses incident to the contemplated transaction, provided that Purchaser shall pay the State of Colorado property transfer tax applicable to this transaction, the costs of recording the deed, the cost of the Title Policy, the cost of the Survey, and any intangible taxes or similar taxes due as a result of this transaction, and further provided that Seller shall pay the cost of recording any documents necessary to cure title objections.

      10. Apportionment of Taxes. All city, state and county ad valorem taxes (hereinafter collectively referred to as the "Taxes") for the calendar year of Closing shall be prorated and accounted for between Seller and Purchaser at Closing based on the latest millage rate and assessment available. Should such proration be inaccurate based on the actual bills when received, either party shall be entitled to receive, on demand, a payment from the other correcting such malapportionment. The foregoing prorations shall increase or decrease the cash portion of the Purchase Price. The provisions of this paragraph shall survive the Closing.

      11. Casualty Loss. In the event of material damage to or material destruction of the Property by fire or other casualty prior to the Closing, which material damage or material destruction has not been repaired or restored by the Closing Date, Purchaser may, at its option, elect: (i) not to close the transaction contemplated hereby, in which event the Earnest Money shall be refunded to Purchaser and no party shall have any further rights or obligations hereunder, or (ii) to close the transaction contemplated hereby and receive the instruments required herein from Seller, irrespective of such damage or destruction and without reduction of the Purchase Price, but with Seller's right to applicable insurance proceeds, if any. Damage or destruction in an amount in excess of $500,000 shall be deemed "material" for the purposes of this Paragraph.

      12. Condemnation. Seller agrees to give Purchaser written notice of any action or proceeding for condemnation of any part of Property by friendly acquisition or statutory proceeding, which may result in the taking of all or any part of Property. Upon such notification, Purchaser shall have the right, to be exercised within ten (10) days after receipt of such notice, to rescind this Agreement and receive a refund of Earnest Money. If Purchaser does not elect to rescind, this Agreement shall remain in full force and effect and Seller will credit Purchaser at Closing with any moneys received by Seller by reason of such taking. Provided Purchaser does not rescind, Seller will assign at Closing all of the Seller's interest in and to any condemnation award or offers, relating to the Property.

      13. Conditions and Purpose. The Closing shall be subject to the following conditions precedent:

                  (a) Purchaser shall have obtained all governmental and regulatory approvals necessary for the consummation of the proposed transaction; and

                  (b) Purchaser shall have reviewed and approved any pending medical staff contracts or other medical staff commitments which it may choose to assume. Likewise, all payor contracts which Purchaser may choose to assume shall have been reviewed and approved; and

                  (c) Seller shall have consummated those certain transactions with Charter Hospital of Fort Collins, Inc. and HHG Colorado, Inc, relating to the assets; and

                  (d) All of Seller's representations shall be true as of Closing.

      14. Closing Documents. At Closing, the following documents, in addition to the other documents called for herein, shall be executed and/or delivered.

          14.1. Affidavit of Seller. At Closing, Seller shall provide to Purchaser and the Title Company a title affidavit sufficient to induce the Title Company to issue the Title Policy without exception for mechanics and materialmen's liens or the rights of parties in possession not shown by the public records.

          14.2. Authority of Seller. Seller shall deliver to Purchaser satisfactory evidence of its due and proper authority and power to perform its obligations hereunder and to execute and deliver all documents required hereby.

          14.3. Authority of Purchaser. Purchaser shall deliver to Seller satisfactory evidence of its due and proper authority and power to perform its obligations hereunder and to execute and deliver all documents required hereby.

          14.4. Miscellaneous Documents. Seller and Purchaser shall execute and deliver such other documents as may be reasonably required by Purchaser or Seller to close this transaction in accordance with the terms and conditions set forth in this Agreement.

      15. Assignment. Purchaser shall have no right to assign its rights or obligations under this Agreement to any other party whether by direct or indirect transfer or assignment.

      16. Brokerage Commission. Seller and Purchaser hereby represent and warrant that no party is entitled, as a result of the actions of Seller or Purchaser to a real estate commission or other fee resulting from the execution of this Agreement or the transaction contemplated hereby; and Seller and Purchaser hereby agree to indemnify, defend and hold each other harmless from and against any and all costs, damages and expenses (including reasonable attorneys' fees) resulting directly or indirectly from any such claim arising out of the actions of or contract with Seller or Purchaser, as the case may be. The representations, warranties and indemnities contained in this paragraph shall survive the rescission, cancellation, termination or consummation of this Agreement.

      17. Notices. Any notice or communication shall be in writing and shall be sent either by: (a) personal delivery service with charges therefor billed to shipper; (b) expedited delivery service with charges therefor billed to shipper;
(c) facsimile transmission provided a confirmation copy is mailed pursuant to subparagraph (d) below; or (d) United States Mail, postage prepaid, registered or certified mail, return receipt requested. Any notice or communication sent as above provided shall be deemed given or delivered: (a) upon receipt if personally delivered (provided that such delivery is confirmed by the courier delivery service); (b) if sent by United States Mail, on the date appearing on the return receipt, or if there is not date on such return receipt, the receipt date shall be presumed to be the postmark appearing on such return receipt; or
(c) on the date of actual delivery by any expedited delivery service or actual receipt if sent by facsimile transmission (provided receipt is confirmed as provided above). Any notice or communication required or permitted hereunder shall be addressed as follows:

      To Seller:              MHM Services, Inc.
                              8000 Towers Crescent Drive Suite 810
                              Vienna, Virginia 22182
                              Attn: Michael S. Pinkert, President

                              With a copy to:

                              Lee Calligaro, Esquire
                              MHM Services, Inc.
                              8000 Towers Crescent Drive
                              Suite 810
                              Vienna, Virginia 22182

      To Purchaser:           Poudre Valley Health Care, Inc.
                              1024 South Lemay Avenue
                              Fort Collins, Colorado 80524-3998
                              Attn: Rulon F. Stacey, President

                              With a copy to:

                              David L. Wood, Esquire
                              303 West Prospect Road
                              Fort Collins, Colorado 80526

      18.   Remedies.

            18.1. Remedies of Seller. In the event of Purchaser's default under this Agreement, the Earnest Money shall be paid to or retained by Seller as full liquidated damages, this Agreement shall, except as expressly set forth elsewhere herein, be null and void, and none of the parties hereto shall have any further rights or obligations hereunder. It is hereby agreed that, without resale, Seller's damages will be difficult to ascertain and that the Earnest Money constitutes a reasonable liquidation thereof and is intended not as a penalty, but as full liquidated damages. Seller agrees that in the event of a default by Purchaser, it shall not initiate any proceeding to recover damages from Purchaser in excess of the Earnest Money, and Purchaser agrees that in the event of its default, it shall not initiate any proceeding challenging Seller's right to retain or receive the full amount of the Earnest Money as liquidated damages.

            18.2. Remedies of Purchaser. In the event of Seller's default under this Agreement, Purchaser agrees to provide Seller with written notice of such default specifying the nature of such default. Seller shall have ten (10) days from the date of receipt of said notice to cure such default. In the event Seller does not cure such default within such 10-day period, Purchaser's sole remedies shall be to obtain specific performance of Seller's obligations under this Agreement or to terminate this Agreement, in which event Seller shall refund the Earnest Money, this Agreement shall terminate and the parties hereto shall have no further rights or obligations hereunder except for any rights or obligations hereunder which, by their terms, survive any termination of this Agreement. No other remedy shall be available for Seller's breach of this Agreement.

      19.   Confidentiality and Non-Circumvention.

            19.1. The parties hereto agree that the existence and contents of this Agreement and the nature and status of the transactions and related matters described in this Agreement are confidential. The timing and content of any announcements, press releases, or other public statements concerning the proposed transactions and related matters will occur upon, and be determined in advance by, mutual agreement and consent of the parties. The foregoing notwithstanding, nothing herein shall prohibit any party to this letter from making any public disclosure regarding this letter and the nature and status of the transactions contemplated herein if, in the opinion of counsel to such parties, such disclosure is required under applicable laws and advance notice of the proposed disclosure is given to the other party in sufficient time for it to raise any objections it may have.

            19.2. Each party hereto agrees to treat any information concerning the other party (whether prepared by such other party, its advisors or otherwise) which is furnished as a result of the transaction contemplated herein (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this Agreement and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which (i) is already in the party's possession, provided that such information is not known by such party to be subject to another confidentiality agreement with or other obligation of secrecy to the other party or any individual or entity, or (ii) become generally available to the public other than as a result of a disclosure by the receiving party or its directors, officers, employees, agents or advisors, or (iii) becomes available to a party on a non-confidential basis from a source other than one of the parties hereto, or its advisors, provided that such source is not known by the receiving party to be bound by a confidentiality agreement with or other obligation of secrecy to the other party.

            19.3. Each party hereby agrees that the Evaluation Material will be used solely for the purpose of evaluating the transactions contemplated in this Agreement and that such information will be kept confidential; provided, however, that (i) any such information may be disclosed to a party's directors, officers, partners and employees and representatives of such party's advisors who need to know such information for the purpose of evaluating the contemplated transaction (it being understood that such individuals shall be informed by the party hereto of the confidential nature of such information and shall be directed to treat such information confidentially), and (ii) any disclosure of such information may be made to which the disclosing party consents in writing.

            19.4. In the event that the parties do not proceed with the transactions which are the subject of this Agreement within a reasonable time, each party shall promptly redeliver to the other parties all written material containing or reflecting any information in the Evaluation Material of such other party and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by the parties or their respective advisors based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the appropriate other party by an authorized officer supervising such destruction.

            19.5. Under no circumstances will Purchaser, directly or indirectly, seek to circumvent Seller by dealing directly with HHG Colorado, Inc., Charter Hospital of Ft. Collins, Inc., Horizon Mental Health Services, Inc. or Magellan Health Services, Inc.

      20.   Miscellaneous.

            20.1. Entire Agreement. This Agreement constitutes the entire agreement between the parties. No representation, promise or inducement not included herein shall be binding upon any party.

            20.2. No Oral Modifications. This Agreement shall not be modified or amended except by an instrument in writing executed by or on behalf of Purchaser and Seller.

            20.3. Binding Effect. The provisions of this Agreement shall inure to the benefit of and shall be binding upon the parties and their respective heirs, successors and assigns and the legal representatives of their estates, as may apply except as otherwise provided in paragraph 15 of this Agreement.

            20.4. Closing. The word "Closing" or words of similar import as used in this Agreement shall be construed to mean the originally fixed time and Closing Date specified herein or any adjourned time and date provided herein or agreed to in writing by the parties.

            20.5. Time of Essence. Time is of the essence in this Agreement.

            20.6. Delivery of Possession. Possession of the Property shall be granted to Purchaser no later than Closing.

            20.7. Calculation of Time. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required must be performed, or by which the Closing must be held, expires on a Saturday,

Sunday or legal holiday, then such time period shall be automatically extended through the close of business on the next regular business day.

            20.8. Counterparts. This Agreement may be executed in any number of counterparts, any one of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

            20.9. Captions. Captions contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision hereof.

            20.10. Governing Law. This Agreement shall be governed by and construed under the laws of the State in which the Property is located.

            20.11. Earnest Money. The Earnest Money shall be applied in accordance with the terms of this Agreement.

            20.12. Date of This Agreement. The "Date of This Agreement" means the last date upon which this Agreement was executed and accepted by Purchaser or Seller, as the case may be.

            20.13. No Recordation. It is expressly agreed and understood that upon the filing for record of this Agreement by or through the act or effort of Purchaser, or its successors, in any manner whatsoever, as an exhibit or attachment to any other instrument so filed, or otherwise, in the office of the clerk of the superior court of the county in which the Property lies, then, and in such event, at the option of Seller, Purchaser shall be in default hereunder and Seller shall be entitled to receive all of the Earnest Money paid hereunder as liquidated damages by reason of such default, and this Agreement shall be null and void and of no further force and effect.

            20.14. Inspection of Property. Purchaser represents and warrants that Purchaser has fully inspected or will fully inspect the Property before Closing and therefore agrees to purchase the Property wholly "as is," it being agreed that except as specifically set forth herein, Seller has made no warranties or representations whatsoever pertaining to the Property, the condition thereof, the value thereof, or any other matter with respect to the Property.

            20.15. No Waiver. No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by any other party with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver or any party's right to demand exact compliance with the terms hereof.

            20.16. Construction of Agreement. All parties acknowledge and agree that they have been represented by counsel and that each of the parties has participated in the drafting of this Agreement. Accordingly, it is the intention and agreement of the parties that the language, terms and conditions of this Agreement are not to be construed in any way against or in favor of any party hereto by reason of the responsibilities in connection with the preparation of this Agreement.

            20.17. After Closing, Purchaser will cooperate with Seller in providing access to such documents and records of the Hospital pertaining to matters occurring prior to Closing as Seller shall reasonably request in connection with financial reporting, costs reports, litigation, tax filings, and similar matters.

      IN WITNESS WHEREOF, the parties hereto set their respective hands and affix their seals on the day and year indicated below.

                                    PURCHASER:

                                    POUDRE VALLEY HEALTH CARE, INC.


                                    By: /s/   RUBEN F. STACEY
                                       -------------------------------
                                          Its:

                                    Date Executed:    2/25/98
                                                  ---------------------


                                    SELLER:

                                    MHM SERVICES, INC.



                                    By:           [SIG]
                                        -------------------------------
                                          Its:

                                    Date Executed:    2/23/98
                                                  ----------------------

                               FIRST AMENDMENT TO
                    AGREEMENT OF SALE DATED FEBRUARY 25, 1998


In consideration of the mutual promises hereby exchanged, and for other good and valuable consideration the receipt of which is hereby acknowledged, Poudre Valley Hospital, Inc. and MHM Services, Inc., the parties to that certain Agreement of Sale dated February 25, 1998 (the "Agreement"), hereby amend the Agreement pursuant to paragraph 20.2 thereof to substitute MHM of Colorado, Inc., a Delaware corporation, for MHM Services, Inc. as Seller under the Agreement.

By the signature of its authorized officer below, MHM of Colorado, Inc. acknowledges and agrees to its substitution as a party to the Agreement. MHM of Colorado, Inc. hereby assumes all duties and obligations of Seller under the Agreement, and covenants and agrees to fulfill all such duties and obligation.

It further is acknowledged that MHM of Colorado, Inc. shall be entitled to all rights and benefits of Seller under the Agreement.

IN WITNESS WHEREOF, the parties hereto set their respective hands and affixed their seals on the day and year indicated below.



POUDRE VALLEY HOSPITAL, INC.              MHM SERVICES, INC.



By:     [SIG]                             By:        [SIG]
    ------------------------                  ----------------------------
Its:                                      Its:   VICE PRESIDENT


Dated:      3/30/98                       Dated:      3-26-98
       ---------------------                     -------------------------


                                          MHM of COLORADO, INC.



                                          By:      [SIG]
                                              ----------------------------
                                          Its:

                                          Dated:    3-26-98
                                                --------------------------

                               SECOND AMENDMENT
                                      TO
                   AGREEMENT OF SALE DATED FEBRUARY 25, 1998

      In consideration of the mutual promises hereby exchanged, and for other good and valuable consideration the receipt of which is hereby acknowledge, Poudre Valley Health Care, Inc. and MHM of Colorado, the parties to that certain Agreement of Sale dated February 25, 1998 (the "Agreement"), hereby amend the Agreement pursuant to paragraph 20.2 thereof to substitute PVHS/Mountain Crest Behavioral Health Services, Inc. as Purchaser under the Agreement, provided that Poudre Valley Healthcare hereby guarantees performance by PVHS/Mountain Crest Behavioral Health Services, Inc. of its obligations under the Agreement.

      1. By the signature of its authorized officer below, PVHS/Mountain Crest Behavioral Health Services, Inc. acknowledges and agrees to its substitution as a party to the Agreement. PVHS/Mountain Crest Behavioral Health Services, Inc. hereby assumes all duties and obligations of Purchaser under the Agreement, and covenants and agrees to fulfill all such duties and obligations.

      2. It further is acknowledged that PVHS/Mountain Crest Behavioral Health Services, Inc. shall be entitled to all rights and benefits of Purchaser under the Agreement.

      3. Subject to Paragraph 4 below, Purchaser acknowledges satisfactory completion of its "Due Diligence" inspection of the property to be conveyed or transferred, and the satisfaction of all conditions precedent to the transaction save completion of a survey of the property. Purchaser represents that it has been informed by the surveyor that the survey will be completed by Thursday, April 2, 1998. Purchaser agrees to notify Seller immediately upon receipt of the survey. No later than the next business day following receipt of the survey, Purchaser shall either inform Seller in writing, by facsimile and overnight delivery service, of any objections to the survey and/or title or shall notify Seller it has no such objections and shall acknowledge removal of matters of title and survey as contingencies to closing.

      4. It is acknowledged that closing on the purchase and sale transaction contemplated hereby will be held at the offices of North American Title Company, 116 East Oak Street, Fort Collins, Colorado, no later than Friday, April 10, 1998, subject to Purchaser receiving by that date the following items:

      - Licensure from the State of Colorado Department of Health and Public Environment;

      - Acknowledgment from HCFA that the corporation purchasing Mt. Crest will be able to use the current provider number;

      -     Pharmacy Licensure;

      -     Licensure for 2710 Lock-up;

      -     Assumption of ADAT license;

      -     DEA License.

      Purchaser agrees it will keep Seller fully informed of its progress in obtaining approvals as to these items, and will notify Seller immediately upon receiving either an approval or a denial as to each such item. In the event any such item is not completed by April 10, 1998, the parties shall negotiate in good faith such agreements or measures as will allow closing to occur and Purchaser to operate the Hospital in normal course absent such items.

      5. It is further agreed that Purchaser shall have until April 8, 1998, to notify Seller of any Medical Director or Managed Care contracts it determines not to assume.

      6. Seller represents and warrants that there are no malpractice or similar claims pending or, to the best of Seller's knowledge, threatened against the hospital except:

      - Charlotte Reese v. Dr. Gregory Boland and Mt. Crest Hospital (District Court, Larimer County, Colorado, Case No. 96-CV-746), in which summary judgment was entered in Mt. Crest's favor on December 12, 1997 and the complaint dismissed as to it. Plaintiff's appeal from this order (Case No. 98-CA-142) was dismissed on February 2, 1998, and plaintiff has sought to refile an appeal. A copy of the Complaint, order of summary judgment, and plaintiff's pending motion to reinstate its appeal have been furnished to Purchaser.

      - Incidents listed on the attached Loss Run Report (Attachment A) prepared by Campania Management Company, Inc. Seller's insurance broker.

      7. Seller agrees to indemnify and hold Purchaser harmless from any and all claims and liabilities of Seller as to the following matters arising from Seller's operation of the Hospital prior to, and up to the time of, transfer of the Hospital to Purchaser: (i) any and all Medicare Cost Reports (or other reimbursement reports) filed by or on behalf of Seller, including its terminating cost report to be filed after closing; (ii) any cost report liabilities of Seller enforcement of which is sought against Purchaser by reason of assignment to it and use of Seller's federal provider number; (iii) any claims for malpractice or negligence; (iv) any accounts payable of Seller, whether or not recorded on its books; (v) any contractual obligation or liabilities, except as may be expressly assumed by Purchaser; and (vi) any and all other liabilities and claims of Seller not expressly assumed by Purchaser.

      8. It is represented that Seller, and its officers and directors, and to the best knowledge of the Seller, its physician employees have not engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. Section 1320a-7, 1320a-7(a) and 1320a-7b, the federal CHAMPUS statute, or the regulations promulgated pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct.



POUDRE VALLEY HEALTH CARE, INC.           MHM OF COLORADO INC.



By:     [SIG]                             By:    [SIG]
    -------------------------             ----------------------------
Its: President/Chief Executive Officer    Its: President

Dated:   April 8, 1998                    Dated:     4/7/98
      ----------------------                    -------------------------



PVHS/MOUNTAIN CREST BEHAVIORAL
 SERVICES, INC.


By:      [SIG]
    ----------------------------
Its:  Director


Dated:  April 8, 1998
       -------------------------




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